                                                                    EXHIBIT 13.2

                              THE BIOCINE COMPANY
                        (A DELAWARE GENERAL PARTNERSHIP)
                              FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1994 AND 1993 AND
                          FOR EACH OF THE YEARS IN THE
                   THREE YEAR PERIOD ENDED DECEMBER 31, 1994

                          INDEPENDENT AUDITORS' REPORT

The Executive Committee
The Biocine Company

    We have audited the accompanying balance sheets of The Biocine Company (the Partnership) as of December 31, 1994 and 1993, and the related statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Biocine Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Francisco, California
February 17, 1995

                              THE BIOCINE COMPANY
                        (A DELAWARE GENERAL PARTNERSHIP)
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1994       1993
                                                                                             ---------  ---------
ASSETS:

Current assets:
  Cash and cash equivalents................................................................  $  10,573  $   5,711
                                                                                             ---------  ---------
                                                                                             $  10,573  $   5,711
                                                                                             ---------  ---------
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT):

Current liabilities:
  Accounts payable to Chiron Corporation...................................................  $  17,283  $  13,497
  Partners' Capital:
    Ciba-Geigy Biocine Corporation.........................................................      1,935     --
    Chiron Biocine Corporation.............................................................     --         --
  Equity Due from Partners:
    Ciba-Geigy Biocine Corporation.........................................................     --           (800)
    Chiron Biocine Corporation.............................................................     (8,645)    (6,986)
                                                                                             ---------  ---------
      Total partners' capital (deficit)....................................................     (6,710)    (7,786)
                                                                                             ---------  ---------
                                                                                             $  10,573  $   5,711
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                 See accompanying notes to financial statements

                              THE BIOCINE COMPANY
                        (A DELAWARE GENERAL PARTNERSHIP)
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1994       1993       1992
                                                                                 ---------  ---------  ---------
Revenue:
  Contract revenue.............................................................  $  --      $  --      $      50
Expenses:
  Research and development -- Chiron Corp......................................     54,875     44,449     27,031
  Research and development -- Ciba-Geigy Ltd...................................     --             38        738
  General and administrative -- Biocine S.A.R.L................................      1,893        193        282
  General and administrative -- other..........................................         44        122          6
                                                                                 ---------  ---------  ---------
    Total expenses.............................................................     56,812     44,802     28,057
                                                                                 ---------  ---------  ---------
Loss from operations...........................................................     56,812     44,802     28,007
Interest income................................................................        683        357        319
                                                                                 ---------  ---------  ---------
Net loss.......................................................................  $  56,129  $  44,445  $  27,688
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

                 See accompanying notes to financial statements

                              THE BIOCINE COMPANY
                        (A DELAWARE GENERAL PARTNERSHIP)
                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                 (IN THOUSANDS)

                                                             CIBA-GEIGY                 CHIRON
                                                         BIOCINE CORPORATION      BIOCINE CORPORATION
                                                       -----------------------  -----------------------
                                                       PARTNER'S    DUE FROM    PARTNER'S    DUE FROM
                                                        CAPITAL      PARTNER     CAPITAL      PARTNER      TOTAL
                                                       ----------  -----------  ----------  -----------  ----------
Balances at December 31, 1991........................  $   (1,183)  $  --       $   (2,195)  $  --       $   (3,378)
Capital contributions................................      16,856      --           16,869      --           33,725
Net loss.............................................     (13,844)     --          (13,844)     --          (27,688)
                                                       ----------  -----------  ----------  -----------  ----------
Balances at December 31, 1992........................       1,829      --              830      --            2,659
Capital contribution.................................      34,000      --           --          --           34,000
Net loss.............................................     (35,829)       (800)        (830)     (6,986)     (44,445)
                                                       ----------  -----------  ----------  -----------  ----------
Balances at December 31, 1993........................      --            (800)      --          (6,986)      (7,786)
Capital contributions................................      45,000         800        4,419       6,986       57,205
Net loss.............................................     (43,065)     --           (4,419)     (8,645)     (56,129)
                                                       ----------  -----------  ----------  -----------  ----------
Balances at December 31, 1994........................  $    1,935   $  --       $   --       $  (8,645)  $   (6,710)
                                                       ----------  -----------  ----------  -----------  ----------
                                                       ----------  -----------  ----------  -----------  ----------

                 See accompanying notes to financial statements

                              THE BIOCINE COMPANY
                        (A DELAWARE GENERAL PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      YEARS ENDED DECEMBER 31,
                                                    ----------------------------
                                                      1994      1993      1992
                                                    --------  --------  --------
Cash flows from operating activities:
  Net loss........................................  $(56,129) $(44,445) $(27,688)
  Adjustments to reconcile net loss to net cash
   used in
   operating activities:
    Changes to:
      Accounts payable -- Chiron Corp.............     3,786     5,567     3,209
      Accounts payable -- Ciba-Geigy Ltd..........     --         (170)      170
                                                    --------  --------  --------
        Net cash used in operating activities.....   (52,343)  (39,048)  (24,309)
Cash flows from financing activities:
  Partners' capital contributions.................    57,205    34,000    33,725
                                                    --------  --------  --------
        Net increase (decrease) in cash and cash
         equivalents..............................     4,862    (5,048)    9,416
Cash and cash equivalents at beginning of the
 period...........................................     5,711    10,759     1,343
                                                    --------  --------  --------
Cash and cash equivalents at end of period........  $ 10,573  $  5,711  $ 10,759
                                                    --------  --------  --------
                                                    --------  --------  --------

                 See accompanying notes to financial statement

                              THE BIOCINE COMPANY
                        (A DELAWARE GENERAL PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

NOTE 1 -- THE PARTNERSHIP AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE PARTNERSHIP

    The Biocine Company ("Biocine" or the "Partnership") is a Delaware General Partnership formed on April 15, 1987 for the purpose of conducting vaccine research. The Partnership was formed in accordance with the terms of a joint venture agreement between Ciba-Geigy Biocine Corporation (a wholly owned subsidiary of Ciba-Geigy Limited, referred to as "Ciba-Geigy") and Chiron Biocine Corporation (a wholly owned subsidiary of Chiron Corporation, referred to as "Chiron"), each having a 50% interest in the Partnership. The joint venture agreement requires that Chiron and Ciba-Geigy each contribute certain technology and licenses to the joint venture, and that Chiron perform certain reimbursable research activities for the Partnership. At inception, the Partnership entered into a research agreement with Chiron, whereby Chiron performs certain research, development and manufacturing activities on behalf of the Partnership. On a quarterly basis, the Partnership pays Chiron for its fully burdened cost of performing such activities. Biocine S.A.R.L, a corporation jointly owned by Ciba-Geigy Limited and Chiron, also performs certain administrative and marketing services on behalf of the Partnership. The Partnership pays Biocine S.A.R.L. for its fully burdened cost of performing such activities.

    The Partnership is controlled by an Executive Committee consisting of six members, of which three are appointed by each partner.

    PARTNERS' CAPITAL

    Under the terms of the joint venture agreement, Ciba-Geigy initially contributed cash totaling $27.5 million and licenses to certain technology valued at $10 million. Chiron contributed licenses to certain technology valued at $37.5 million. Until 1992, cash contributions beyond the initial contributions were provided equally by each partner. Losses of the Partnership were initially allocated to Ciba-Geigy to the extent of Ciba-Geigy's initial cash contribution. Thereafter, losses are allocated equally to each partner.

    In 1992, Chiron and Ciba-Geigy amended the joint venture agreement such that Ciba-Geigy agreed to fund Chiron's share of future capital contributions, up to a maximum of $45 million during the period from January 1, 1992 to December 31, 1995, subject to specified annual limits, in exchange for a preferred interest in the future profits and cash flows of the Partnership. Through December 31, 1994, Ciba-Geigy has funded $28.9 million of Chiron's share of capital contributions ($15 million in 1994 and $13.9 million in 1993). Chiron had an option to restore its 50 percent interest in the earnings and cash flows of the Partnership by paying an amount equal to Ciba-Geigy's excess contributions plus interest (see Note 2).

    CASH EQUIVALENTS AND CASH INVESTMENTS

    Cash and cash equivalents consist principally of money market instruments including time deposits, Eurodollar certificates of deposits, commercial paper, and government or government agency securities. All highly liquid investments with an original maturity of three months or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents have carrying values which approximate fair values.

    RESEARCH AND DEVELOPMENT EXPENSES

    All costs of research and development are expensed in the period incurred.

                              THE BIOCINE COMPANY
                        (A DELAWARE GENERAL PARTNERSHIP)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

NOTE 1 -- THE PARTNERSHIP AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)
    INCOME TAXES

    The Partnership is not subject to income taxes as the allocated Partnership losses are deducted by corporate partners. Accordingly, the accompanying financial statements include no provision for income taxes.

    CONCENTRATION OF CREDIT AND MARKET RISK

    The Partnership invests cash which is not required for immediate operating needs principally in money market instruments. These investments are generally not collateralized and are available upon demand. The Partnership has not experienced any losses on these investments.

NOTE 2 -- SUBSEQUENT EVENTS
    Effective January 1, 1995, Chiron Corporation acquired from Ciba-Geigy Limited all of the outstanding shares of common stock of Ciba Corning Diagnostics Corp. and Ciba-Geigy Limited's interest in The Biocine Company and JV Vax B.V. in exchange for $23.5 million in cash and 6.6 million newly-issued shares of Chiron's common stock.